Exhibit 10.16

OFFICER POLICY	BOOZ ALLEN HAMILTON

RETIREMENT

Effective Date: 10-1-10	Approved By: Chief Strategy & Talent Officer
Supersedes Policy: 8-01-08, 4-24-08, 4-1-07

Retirement for an Officer implies significant change in a relationship — typically of considerable duration — involving substantial commitment by and benefit to both the Officer and the firm. The retirement process and program should reflect the nature of this relationship. It is expected that both the Officer and the firm will feel a strong mutual obligation to conduct the retirement process with respect, dignity, and generosity.
To be most effective, the retirement process should be characterized by openness, honesty, clarity, and equitability. Both the process and post-retirement programs should foster close continuing relations between the retired Officer and the firm.
It is in the firm’s interest to retain active Officers as long as they are productive. The retirement program is intended to facilitate transition to retirement — not to encourage Officers to retire.
Performance issues will be treated independent of retirement considerations and will be addressed by the established Officer appraisal system.
ELIGIBILITY
An Officer earns the right to retire, with full retirement benefits, after a minimum of:
•	Five years of service as an Officer and upon reaching age 60, or
•	Ten years of service as an Officer and upon reaching age 50.
No approval is required for an Officer who meets one of these criteria. However, an Officer must provide at least 180 days prior written notification of the Officer’s anticipated retirement date to the Chief Strategy & Talent Officer in order for a retirement to become effective and for the Officer to become entitled to the benefits described in this Policy. During this notification period, the Officer shall retain the Officer’s current compensation and benefits. All or any portion of the 180-day notification period may be waived by the firm, but only upon the written approval of the Chief Strategy & Talent Officer.
If an Officer is placed in transition, the Officer’s eligible service years and age are calculated as of the date the transition period begins.

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Former Officers rehired within five years from the date of the termination of their previous employment will be granted credit for prior service with the firm in determining eligibility for retirement benefits. Officers with more than a five-year break-in-service will not be given credit for prior service.
At the firm’s discretion, Officers departing the firm who do not meet the eligibility criteria to retire as an Officer but have been with the firm for at least 25 years, in either an Officer or staff position, may be offered continued health and dental coverage in concert with the U.S. Retired Officer Medical and Dental Plan.
TRANSITION TO RETIREMENT
Beginning at age 55, formal appraisals will specifically address the issue of the Officer’s future role. Officers are expected to inform their team/management of intentions regarding retirement well in advance to allow adequate time for transition planning and management.
Retirement may be staged in one of two ways:
•	From full engagement to full retirement on an agreed date

•	“Phase down” with reduced points, objectives, and level of effort over a period that is not expected to exceed three years. (The Flexible Work Arrangements Policy, which allows Officers and staff to work at less than 100% with compensation reduced accordingly, continues to be an option and is not affected by the Retirement Policy.)
Level of involvement, role, and activities of Officers in “phase down” mode will be agreed upon with the appropriate team/management and reviewed annually.
RETIREMENT PAYMENT
For each year of service as an Officer, an Officer is eligible for a retirement payment of $10,000, pro-rated as appropriate. An Officer’s eligibility to receive the retirement payment shall be determined on the following basis:
•	The Officer has retired on his/her own volition, his/her employment with the firm has not been terminated by the firm, and he/she has not received severance benefits to which an Officer who has been terminated would be entitled, and

•	The Officer has completed at least five years of service as an Officer and has reached the age of 60, or

•	The Officer has completed at least 10 years of service as an Officer and has reached

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OFFICER POLICY	BOOZ ALLEN HAMILTON

•	the age of 50.

•	Any Officer terminated for cause will be ineligible to receive this payment.
OTHER RETIREMENT-RELATED POLICIES
The firm has established other Officer Policies that include provisions applicable to Officers upon retirement:
•	Bonus Awards for Departing Officers

•	Financial Counseling (Pre-retirement)

•	Retirement Celebration and Gift
Retired Officers will also receive regular communications about the firm, mailings of major publications, and periodic updates regarding items of interest. In addition, retired Officers will be invited to attend selected meetings; expenses for these meetings will be reimbursed consistent with the policy for active Officers.
Secretarial support and office space will be provided as needed — but not assigned.
BENEFITS IN RETIREMENT
Financial Counseling and Annual Physical Examinations
Upon retirement, $4,000 is available each year as a combined amount to be applied toward financial counseling/tax preparation assistance and/or an annual physical examination if not covered under the retired Officer’s medical insurance plan.
These benefits will be provided to non-U.S. citizen, non-U.S. based, retired Officers at the same pre-tax cost to the firm as incurred for U.S.-citizen/U.S.-based retired Officers.
Medical Insurance
Comprehensive medical insurance coverage will continue for U.S.-based/U.S.-citizen Officers in retirement under the U.S. Retired Officer Medical and Dental Insurance Plan or a successor plan (the “Retired Officer Medical Plan”); premiums are paid by the firm. If a retired Officer pre-deceases his/her spouse or domestic partner, the spouse/domestic partner can remain in the Retired Officer Medical Plan for life at the firm’s expense. Officers based outside the U. S. will be provided comparable coverage. (Coverage in the Medical Plus plan ends on the date of retirement.)
If during the five-year period after a “change in control” (as defined in the Amended and Restated Equity Incentive Plan) the Retired Officer Medical Plan is terminated or modified

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OFFICER POLICY	BOOZ ALLEN HAMILTON

in a manner that is materially adverse to Officers or retired Officers, all Officers (and their spouses/domestic partners) and all retired Officers (and their spouses/domestic partners) who are covered by the Retired Officer Medical Plan will be guaranteed continued benefits under the Retired Officer Medical Plan through the fifth anniversary of the change in control. In addition, each Officer (or their spouse/domestic partner) and each retired Officer (or their spouse/domestic partner) who is covered by the Retired Officer Medical Plan shall be paid, during the 90-day period following the fifth anniversary of the change in control, an amount equal to the excess of the actuarial cost of the Officer’s (and their spouse’s/domestic partner’s) or retired Officer’s (and spouse’s/domestic partner’s) benefits under the Retired Officer Medical Plan that would be accrued on the firm’s financial statements on the fifth anniversary of the change in control in the absence of such termination or modification of the Retired Officer Medical Plan over the amount that is accrued on the firm’s financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding any accrual for the payment itself). The actuarial and other assumptions used in calculating the accruals will be the same assumptions as those used to calculate the accrual immediately prior to the change in control, with such changes as are required under generally accepted accounting principles or as otherwise approved by a majority of the members of the firm’s leadership team, as constituted immediately prior to the change in control (the “CIC Team”).
The firm will notify the Officers of any termination or modification that will result in a payment under this policy within 30 days after a decision to terminate or modify the Retired Officer Medical Plan is approved and in any event no later than 90 days prior to the fifth anniversary of the change in control. Within 30 days after the fifth anniversary of the change in control, the firm will prepare and deliver to the CIC Team a statement setting forth the calculation of the aggregate payments to the Officers. The CIC Team, acting by majority vote, will have 30 days following receipt of the calculation to deliver a written notice that the Officers dispute the calculation of the payments, which notice will set forth in reasonable detail the basis for the dispute (e.g., mathematical errors or a change in assumptions other than as required by generally accepted accounting principles). If the CIC Team does not submit a notice of dispute prior to the end of the 30-day period, the calculation will be deemed final and binding. The firm and the CIC Team will work in good faith to resolve any dispute as promptly as possible. Any portion of the accruals that are not in dispute (i.e., the payment as originally calculated by the firm) will be paid to the Officers on or before the 90th day following the fifth anniversary of the change in control.
If the firm and the CIC Team are unable to resolve a dispute on or before the 30th day following receipt by the firm of the notice of dispute, the firm will retain a nationally recognized independent public accounting firm (the “Accounting Firm”) selected by the CIC Team to resolve any remaining disputes contained in the notice of dispute. The Accounting Firm will return a determination to the firm and the CIC Team as soon as practicable and no later than 60 days after being engaged to resolve the disputes. The determination of the Accounting Firm will be final and binding with respect to all disputes

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presented to it. The firm will pay any remaining amount within 30 days of the resolution of the dispute and, in any event, no later than December 31 of the year in which the Accounting Firm delivers its final determination. For purposes of this provision, “Officer” shall include those Vice Presidents of the firm who were Senior Directors as of 10/1/2009.
Retirement Plan
Retirement income funding to the ECAP/Excess ECAP accounts that is applicable to any bonus payment made after the date of retirement will be provided. Retirement income funding in non-U.S. pension plans applicable to any bonus payment made after the date of retirement will be provided if allowed by plan provisions.
Retired Officers are eligible for a distribution of vested benefits from their firm-sponsored capital accumulation/retirement/pension plan, subject to plan distribution requirements.
MISCELLANEOUS
The $10,000 per year retirement payment and the $4,000 annual combined financial counseling/physical exam payments are based on current economics and purchasing power. In the future, the Board is expected to revise these amounts, at its discretion, to reflect purchasing power, point values, and the like.
Income taxes payable with respect to payments made under this policy are subject to determination based on the tax residence of the retired Officer.

This document is confidential and intended solely for the use and information of Booz Allen Hamilton employees and Officers. Except as otherwise provide above in the case of a “change in control” (as defined in the Amended and Restated Equity Incentive Plan), this policy is subject to change without notice at the discretion of Booz Allen Hamilton, as are all other policies, procedures, benefits and other programs of Booz Allen Hamilton. Moreover, country and local law may supersede the stated policy guidelines. Nothing in this policy should be construed to alter the at-will employment status of all Booz Allen Hamilton employees.

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